MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results
for the Third Quarter of 2006

CAMBRIDGE, MA — November 3, 2006 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced its financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, the Company reported a net loss of $12.0 million, compared with a net loss of $6.0 million for the same period last year.  For the nine months ended September 30, 2006, the Company reported a net loss of $35.9 million compared with a net loss of $14.4 million for the same period last year.  At September 30, 2006, the Company had cash, cash equivalents, and marketable securities of $202.0 million, compared with $156.3 million at December 31, 2005.

“We believe that the establishment of our new collaboration with Sandoz last quarter has served to accelerate our development efforts by contributing additional financial resources, complementary capabilities, and new product candidates,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta.  “We continue to advance M-Enoxaparin toward potential commercialization and make progress on the characterization and process development work for other technology-enabled generics, including M356.”

“In October, we initiated dosing for the Phase I study to evaluate the human safety and pharmacokinetics of M118,” added Mr. Wheeler.  “M118 is a next-generation anticoagulant we designed specifically for use in treating patients diagnosed with stable angina and acute coronary syndromes.  We engineered M118 to combine the most advantageous properties of different heparin products into one product.”

Revenue for the third quarter of 2006 was $4.1 million, compared to $3.0 million for the same period last year.  For the nine months ended September 30, 2006, revenue was $12.0 million, compared to $9.7 million for the same period last year.  The increase in revenue in both periods was a result of increased spending associated with preparing for the potential commercial launch of M-Enoxaparin in the U.S.  Revenue in all periods was earned under the Company’s 2003 collaboration agreement with Sandoz N.V. and Sandoz Inc., affiliates of Novartis AG, for M-Enoxaparin, a technology-enabled generic version of the low molecular weight heparin drug Lovenox®.

Research and development expenses for the third quarter of 2006 were $10.7 million, compared to $6.3 million for the same period last year.  For the nine months ended September 30, 2006, research and development expenses were $33.6 million, compared to $16.2 million for the same period last year.  The increase in research and development expenses in both periods was primarily due to increased manufacturing and third-party research costs, headcount-related expenses, including an increase in stock-based compensation, and increased lab and facilities costs.

General and administrative expenses for the third quarter of 2006 totaled $7.2 million, compared with $3.7 million for the same period last year.  For the nine months ended September 30, 2006, general and administrative expenses were $19.3 million, compared to $9.5 million for the same period last year.  The increase in general and administrative expenses in both periods was primarily due to increased headcount-related expenses, including an increase in stock-based compensation primarily due to the implementation of SFAS 123R, and increased professional fees.

Conference Call Information
Management will host a conference call on Friday, November 3, 2006 at 10:00 am EST to discuss these results and provide an update on the Company. To access the call, please dial 866-277-1182 (domestic) or 617-597-5359 (international) prior to the scheduled conference call time and provide the access code 34891236. A replay of the call will be available approximately two hours after the call and will be accessible through November 10, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 57492714.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through December 3, 2006.

About Momenta
Momenta Pharmaceuticals is a biotechnology company specializing in the detailed characterization and engineering of complex drugs.  Momenta is applying its technology to create technology-enabled generic versions of sugar-based and other complex drug products, develop improved versions of existing drugs, and discover novel drugs and new biological processes.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  Momenta’s first novel drug candidate is M118, a rationally engineered anticoagulant specifically designed for acute coronary syndromes.  The Company is developing other novel drug candidates through its discovery effort focused on understanding sugar-based biological processes.  Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements
Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and other results of operations, including the third quarter and first nine months of 2006, regulatory filings, current and future development efforts, commercialization efforts, collaborations and product pipeline may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2006	December 31, 2005
Assets
Cash and marketable securities	$201,980	$156,254
Restricted cash	4,685	1,778
Other assets	18,654	13,069
Total assets	$225,319	$171,101

Liabilities and Stockholders’ Equity
Current liabilities	$11,227	$7,739
Other liabilities	19,537	3,207
Stockholders’ equity	194,555	160,155
Total liabilities and stockholders’ equity	$225,319	$171,101

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Collaboration revenue	$4,058	$2,957	$11,962	$9,736
Operating expenses:
Research and development*	10,684	6,276	33,600	16,206
General and administrative*	7,210	3,728	19,271	9,499
Total operating expenses	17,894	10,004	52,871	25,705
Loss from operations	(13,836)	(7,047)	(40,909)	(15,969)
Other income, net	1,821	1,046	4,979	1,618
Net loss attributable to common stockholders	$(12,015)	$(6,001)	$(35,930)	$(14,351)
Basic and diluted net loss per share attributable to common stockholders	$(0.37)	$(0.21)	$(1.15)	$(0.55)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	32,334	28,736	31,292	26,253

*Includes stock-based compensation of the following:
Research and development	$934	$131	$3,078	$402
General and administrative	1,105	376	4,361	1,107
Total stock-based compensation	$2,039	$507	$7,439	$1,509

Contact:
Michael A. Lawless
Momenta Pharmaceuticals, Inc.
617-395-5189